Exhibit 10.2

KDC Solar LLC Project Co

Project Administration Agreement

GENERAL TERMS AND CONDITIONS

Agreement Date:

The engagement of ________________ a ______________corporation ("Project Administrator"), by [KDC Solar Porject
Co], a New Jersey limited liability company ("Client"), is made pursuant and subject to the following terms and conditions that shall govern all services to be rendered by Project Administrator (collectively, the "Services") pursuant into which these terms and conditions are fully integrated and incorporated as if directly contained therein .

1.     SCOPE AND GENERAL TERMS OF AGREEMENT

1.1     As full compensation to Project Administrator for its performance of the Services, Client shall pay Project Administrator the lump sum price of $1,000,000, payable upon the closing the term debt facility for the project. Scope of work is shown on Schedule A hereto for Services rendered by or on behalf of Project Administrator in accordance with the Agreement. Payment to Project Administrator is the sole responsibility of the Client.

1.2     The lump sum price shall be fixed and not be subject to change or adjustment for the duration of the Agreement other than by mutual written agreement of the parties

1.3     (a)     Project Administrator acknowledges that, in its performance of the Services, it may be necessary for Client to disclose to Project Administrator certain existing or contemplated products or services, processes, operations, techniques, transactions, trade secrets, inventions, designs, formulas, data, copyrightable works or materials, know-how or other information or materials that Client considers confidential or proprietary to it and/or its affiliates (collectively, "Proprietary Information"). All rights, titles and interests in and to any Proprietary Information is and will remain solely vested in Client (and/or applicable affiliates) as the exclusive property thereof. All Proprietary Information will be used by Project Administrator solely for the limited purpose of performing the Services hereunder and will be returned by Project Administrator to Client at termination of this Agreement or upon any earlier Client request. Project Administrator agrees that it will not disclose, transfer, use, copy or allow access to any Proprietary Information to any employees, subcontractors, agents or other third parties. Without limiting the foregoing, in no event shall Project Administrator disclose Proprietary Information to any actual or potential competitor of Client provided that Client has disclosed to Project Administrator that such individual entity is an actual or potential competitor of Client.

(b)     Project Administrator's obligations with respect to Proprietary Information set forth in this Section 1.3 shall expressly survive termination of this Agreement for an indefinite period; provided that such obligations shall not apply to any Client information or materials that are (i) or become available in the public domain through no improper actions or omissions of Project Administrator or its affiliates, officers, directors, employees, agents, contractors or other related persons directly attributable to Project Administrator; (ii) lawfully received from a third party having the legal right to make disclosure to Project Administrator without violation or circumvention of any obligation of confidentiality owed to Client or its affiliates; (iii) previously known to Project Administrator through independent and lawful means not inconsistent with any confidentiality obligation to Client or affiliates as aforesaid; or (iv) required to be produced by Project Administrator pursuant to any law, subpoena or court order provided that Project Administrator provides Client with immediate notice of such required disclosure and cooperates with Client in minimizing any unnecessary disclosures of Proprietary Information.

(c)     Project Administrator agrees to indemnify, defend and hold harmless Client, its affiliates and its and their respective officers, directors, employees, contractors, consultants and other agents from and against damages, liabilities or cost, including reasonable attorneys’ fees and defense costs, limited to the amount of compensation that Project Administrator receives under this Contract, arising from any violation by Project Administrator, its affiliates and its and their respective officers, directors, employees, contractors, consultants and other agents of the Proprietary Information obligations imposed on it pursuant to this Section 1.3

1.4     Client may terminate this Agreement, with or without cause, upon ten (10) days' written notice to Project Administrator. In such circumstances, Project Administrator may complete such analyses and records as necessary to complete its files regarding the Services and may also complete a report on the Services performed through the effective date of such termination, the reasonable and direct costs incurred by Project Administrator in completing such items shall constitute a reasonable termination expense for purposes of this Section 1.4.

1.5     Unless otherwise agreed in writing, the Client will furnish to or procure for Project Administrator suitable access to all physical site locations as required for Project Administrator's full and proper performance of any exploration or field services specified by applicable Task Order(s). Project Administrator shall take reasonable precautions in its and its agents' operations and activities at such site locations to avoid and minimize damage thereto and, unless expressly stipulated to the contrary in any such Task Order, Project Administrator shall be liable for any site damage directly resulting from Project Administrator's operations or activities, however, Project Administrator is not responsible for any acts or omissions of third parties.

1.6      During the term of this Agreement and continuing for a period of one (1) full year thereafter, neither Client nor any of its subsidiaries or affiliates shall solicit for employment or take any other affirmative actions to induce the employment of or the engagement of services by any person who, at any time during the term hereof, is or was full-time payroll employee of Project Administrator.

2.     INVOICING AND PAYMENT

2.1     Payment to Project Administrator will be paid as a one time payment at the financial closing of the long term debt facility. Project Administrator will also be paid on a time and material standpoint for any work that the Client deems necessary at the Client’s sole discretion.

2.2.     The parties agree that the Lump-Sum Price reflects all ordinary and expected costs or expenses of performing the Services and that Project Administrator shall not be entitled to any additional reimbursement for such routine expenditures as, among others, telephone, copying or postage charges or any other items of general office overhead.

3.     LIMITATIONS OF LIABILITY AND WARRANTIES

3.1     To the fullest extent permitted by law, each party (as applicable, the "Indemnitor") shall at all times indemnify and hold harmless the other party and its affiliates, officers, agents, consultants and employees (each, an "Indemnitee") from and against claims, damages, losses, litigation, expenses, reasonable counsel fees and compensation arising out of or resulting from any claims, damages, losses or expenses (collectively, "Losses") attributable to bodily injury, sickness, disease or death, property losses and/or economic damages sustained by or alleged to have been sustained by any person or entity, to the extent caused by negligent acts, omissions or negligence of the Indemnitor, its agents, employees, professional consultants, subcontractors or anyone whose acts they may be liable for in connection with this Agreement unless said loss was caused by Indemnitee's own act or omission. Notwithstanding the foregoing, Indemnitor's responsibility under this Section shall be subject to the limitations provided for in Section 4.4.

4.     MISCELLANEOUS

4.1     By its execution hereof, each party represents and warrants that it is authorized to enter into this Agreement and that this Agreement does not conflict with any contract, lease, instrument, or other obligation to which it is a party or by which it is bound, and that, to the extent specifically so described in the preamble hereto, this Agreement represents such party's valid and binding obligation, enforceable against it in accordance with its terms.

4.2     Any notices to be given hereunder by either party to the other shall be in writing and shall be sent either by personal delivery, by overnight carrier (with receipted confirmation of delivery) or by mail, registered or certified, postage prepaid, return receipt requested, to the other party at its address specified beneath its signature below (or at such other address as such party may hereafter specify in writing). Subject to automated confirmation of transmission or telephone verification of receipt, notices shall also be valid when sent by facsimile or electronic mail to the corresponding numbers/addresses shown for each party below (or to such other coordinates as a party may hereafter specify in writing). Notices shall be effective upon receipt.

4.3     The waiver by either party of a breach of any term or provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same provision or of the breach of any other term or provision of this Agreement.

4.4     Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to any other party, whether by way of indemnity or otherwise, for any indirect, incidental, special or consequential damages, including without limitation, loss of revenue, cost of capital, loss of business reputation or opportunity and costs due to delays in payment, whether any such damages arise out of contract, tort (including without limitation negligence), strict liability or otherwise.

4.5     If any provision of this Agreement is found by a court or other regulatory authority having jurisdiction thereof to be void or unenforceable, the remainder of this Agreement shall not be affected thereby.

4.6     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and which together shall constitute one and the same instrument.

4.7     No amendment or modification of the terms of this Agreement shall be binding on either party unless such amendment is reduced to writing and signed by both Parties.

4.8     This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey and any action to enforce a party’s rights hereunder shall be brought in a state court with venue in County of Essex, State of New Jersey or federal court with venue in in the City of Newark, State of New Jersey.

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, Client and Project Administrator have executed and delivered this Agreement by the signatures of their respective authorized officers signing below.

CLIENT:

 KDC SOLAR LLC

By:
Name:
Title:

Address for Notices:

1545 US Highway 206, Suite 100

Bedminster, NJ 07921

ATTN:

PROJECT ADMINISTRATOR:

SPI

By:
Name:
Title:

Address for Notices:

[_________________________________]

[_________________________________]

ATTN: [___________________________]

[____________________________].com

12/26/2013Schedule A

The Project Administrator has the responsibility to accept construction reporting documentation for the solar facility inclusive of the construction contract, plans, specifications and permits and as more fully described in this Project Administration Agreement to be annexed